UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2017

VERSAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2017, the employment of Cynthia A. Downes, Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of Versar, Inc. (the “Company”) was terminated by the Company and the Company appointed Christine B. Tarrago to serve as Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of the Company. Ms. Tarrago has more than 20 years of financial executive leadership in North America and Europe. Ms. Tarrago comes to Versar from ICS Nett, where she served as Vice President and Corporate Controller. Prior to that, Ms. Tarrago served as Vice President Finance at K12, Inc. from March 2016 until January 2017 and as Vice President Finance, Corporate Controller of Lightbridge Communications Corporation from May 2011 to January 2016 and has had leadership positions at companies including Marlink, Siemens and ALSTOM. She has a BA and MBA from the University of Augsburg in Germany and is a registered CPA in the State of Illinois.

There are no family relationships between Ms. Tarrago and any director or officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company entered into a letter agreement, dated June 1, 2017 (the “Agreement”), with Ms. Tarrago in connection with her appointment as Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer. Ms. Tarrago will be entitled to an annual salary of $230,000.  In addition, under the Company’s Incentive Compensation Plan, Ms. Tarrago will be eligible for an annual cash bonus targeted at approximately 35% of her base salary. The payment of any such bonus, which is at the Company’s sole discretion, would be based upon her performance, that of her business group, as well as the Company as a whole. She will be subject to customary non-competition, non-disparagement and non-solicitation covenants for 18 months following cessation of employment for any reason. The Company has also entered into a Change in Control Severance Agreement with Ms. Tarrago, dated June 2, 2017, for a term of two years which provides for severance benefits if a Change in Control (as defined in the agreement) occurs during the term of the agreement and she is terminated without Cause (other than for death or disability) or she resigns for Good Reason (in each case as defined by the agreement). Her severance benefits would include a payment equal to nine months of salary, a lump sum payment of incentive compensation allocated or awarded under any existing bonus or incentive plan and vesting of any unvested options to purchase common stock or restricted stock awards and continuation of certain health and insurance benefits, as outlined in the Change in Control Severance Agreement.

The preceding descriptions of the Agreement and the Change in Control Severance Agreement are qualified in their entirety by reference to the text of the Agreement and the Change in Control Severance Agreement, which are attached hereto as Exhibit 10.1 and 10.2 and incorporated by reference herein.

A copy of the press release announcing Ms. Downes’s termination and the appointment of Ms. Tarrago as described in this filing is attached hereto as Exhibit 99.1 and is incorporated herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 10.2	Agreement dated June 1, 2017, by and between Versar, Inc. and Ms. Tarrago Change in Control Severance Agreement dated June 2, 2017 by and between Versar, Inc. and Ms. Tarrago
99.1	Press Release dated June 5, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 5, 2017	VERSAR, INC.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel